Contact:       Brigid M. Smith                Arthur D. Dague
               (203) 329-5042                 (203) 329-5094
               bsmith@czn.com                 adague@czn.com



             CITIZENS UTILITIES TO COMBINE ITS SERIES A AND SERIES B
                          COMMON STOCK INTO ONE SERIES

         Stamford, Conn., July 23, 1997 -- Citizens Utilities announced today that effective August 25, 1997, the company's Series A common stock will be converted into Series B common stock. The result will be a single common stock, Citizens Series B. Effective Monday, August 25, 1997, Citizens will have a single common stock trading on the New York Stock Exchange under the ticker symbol "CZN."

         Citizens' Chairman, Leonard Tow, stated, " The conversion of Series A common stock into Series B will eliminate any confusion that investors may experience when deciding to purchase Citizens stock. In addition, investors will benefit from improved liquidity as a result of having one series of common stock." Mr. Tow emphasized that the company's dividend policy will remain unchanged after the conversion and that Citizens will continue to pay a quarterly stock dividend that is non-taxable upon receipt.

                                       ***

          The following answer the most commonly asked questions about the conversion of Series A common stock into Series B common stock:

 - The conversion rate is one-for-one; for each share of Series A common stock that someone holds, that share becomes one share of Citizens Series B common stock.

 - Neither shareholders of record nor those whose shares are held in street name have to exchange their Series A stock for Series B stock. The conversion will happen automatically on the books of the company and the brokerage or custodial institution. The CUSIP number shown on the Series A stock certificates will be recognized as Series B.

 - The conversion of Series A common stock into Series B common stock is a non-taxable transaction. Also, all common stock shareholders will continue to receive stock dividends that are non-taxable upon receipt.

 - For federal income tax purposes, the adjusted basis of a shareholder's Series A shares will carry over and become the basis of the Series B shares.

                                      ***

         Citizens Utilities provides telecommunications and public utility services to approximately 1.6 million customers in 22 states. Citizens Communications operates an integrated distribution network over which it provides local, long-distance, paging, cellular, network sales and other communications products and services. Citizens also has investments in Centennial Cellular Corp. (NASDAQ: CYCL) and Hungarian Telephone and Cable Corp. (AMEX: HTC) and owns Electric Lightwave, Inc., a leading competitive provider of communications services for business and long-distance carriers in the western United States.

                                       ###

For more information about citizens, please visit our Web site at http://www.czn.net